INTEGRATED PAYMENT SYSTEMS INC.
MASTER SERVICE AGREEMENT
This Master Service Agreement (“Agreement”) is between INTEGRATED PAYMENT SYSTEMS INC., a Delaware corporation having a principal office at 12500 East Belford Avenue, Englewood, Colorado 80112 (“IPS”) and Global Cash Access, Inc., a Delaware corporation having its principal office at 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120 (“Client”).
Recitals
IPS issues official checks, money orders and other payment instruments through financial and other institutions. Client desires to use and sell Payment Instruments (as defined in Part A) and to subscribe to other services offered by IPS as specified below.
Agreement
Now, therefore, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties agree the foregoing recitals are true and correct and as follows:
1. Subscription. Client hereby subscribes to IPS’ Payment Instrument service as further described in the Additional Terms and Conditions, Part A: Description of IPS’ Payment Instruments Service, Part B: Description of IPS’ Payment Instruments Commission Structure and Exhibit A: Trust Agreement, all attached hereto, and the Service Requirements provided to Client, and IPS agrees to provide such services to Client, upon the terms and conditions hereof and thereof.
2. Term. The initial term of this Agreement shall be three (3) years (the “Initial Term”), commencing on the earlier of January 1, 2007 or the date Client uses or sells its first Payment Instrument under this Agreement. Unless otherwise terminated in accordance with the terms hereof or upon not less than one hundred eighty (180) calendar days’ written notice, this Agreement shall automatically renew in accordance with the provisions of Section 8 of the Additional Terms and Conditions hereto.
3. Notices. All notices delivered in accordance with the provisions of Section 10 of the attached Additional Terms and Conditions shall be addressed as follows, as amended from time to time by the applicable party:

	If to Client:	If to IPS:
Company:	Global Cash Access, Inc.	Integrated Payment Systems Inc.
	3525 East Post Road, Suite 120	12500 East Belford Avenue
	Las Vegas, NV 89120	Englewood, CO 80112

Attention:	President & CEO	Rod Esch
	General Counsel & EVP	President
Facsimile:	(702) 262-5039	(720) 332-0096

With a copy to:
	Morrison & Foerster LLP	Integrated Payment Systems Inc.
	755 Page Mill Road	12500 East Belford Avenue
	Palo Alto, CA 94304	Englewood, CO 80112
Attention:	Timothy J. Harris	General Counsel
Facsimile:	(650) 494-0892	(720) 332-0096
THIS AGREEMENT INCORPORATES THE TERMS AND CONDITIONS PRINTED ABOVE, AND ON THE ATTACHMENTS HERETO WHICH ARE MADE A PART OF THIS AGREEMENT.

GLOBAL CASH ACCESS, INC.		Accepted by IPS as of the 27th day of November, 2006
(the “Effective Date”).
By:	/s/ Kirk Sanford
Title: President & CEO
Print Name: Kirk Sanford

INTEGRATED PAYMENT SYSTEMS INC.

By:	/s/ Rodney J. Esch

Title:	President

Print Name:	Rodney J. Esch

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Additional Terms and Conditions
1. Representations. Each party represents and warrants to the other party that: (a) the execution, delivery, and performance by such party of this Agreement: (i) is within such party’s corporate powers, (ii) does not violate or create a default under Legal Requirement (as defined in Part A), or such party’s Certificate or Articles of Incorporation or By-Laws, or any other organizational documents or any contractual provision binding on or affecting such party or its property, and (iii) has been duly authorized by all necessary corporate action; and (b) this Agreement constitutes legal, valid and binding obligations of such party, enforceable against such party in accordance with the respective terms and conditions hereof, except as enforcement may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirement affecting creditors rights generally, and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
2. Legal Compliance. Each party shall comply with all Legal Requirements applicable to its business. In the event a “State Schedule A” is attached to this Agreement, each party shall comply with the provisions of said Schedule A to the extent required by applicable state law(s), subject to the limitations of applicable federal law(s). Client shall specifically comply (and shall cause its officers, principals and employees to comply) with all federal, state and local laws and regulations applicable to Client’s business and to Client’s use of the Services, as the same may be amended from time to time, including but not limited to: (a) state licensing laws; (b) the Bank Secrecy Act (31 U.S.C. §5311 et. seq., and its implementing regulations, 31 C.F.R. Part 103); (c) the IRS’ cash reporting requirements (26 U.S.C. 60501) and related regulations; (d) state currency reporting requirements; (e) federal or state anti-money laundering laws and all rules and regulations promulgated thereunder (e.g., 18 U.S.C. §§ 1956 and 1957); (f) all applicable state money transfer or sale of checks laws and regulations; (g) all applicable federal and state privacy laws and regulations; (h) the USA Patriot Act; and (i) all applicable federal and state laws regulating access for the disabled, including but not limited to the Americans with Disabilities Act.
3. Special Bank Secrecy Act and Anti-Money Laundering Guideline Requirements. Client will be required to establish an Anti-Money Laundering Compliance Program. Client’s program must include the following elements:
a)
Client must appoint an employee as Compliance Officer to oversee its program.
(I) The Compliance Officer will be responsible to: (a) establish company wide policies and procedures; (b) provide for employee compliance training; (c) monitor compliance; (d) provide for proper record keeping; (e) fulfill any other duties required by law or IPS policy; and (f) serve as the primary contact between the Client and IPS or the U.S./State Government concerning compliance matters.
(ii) In preparation for training and to begin with the establishment of a Compliance Program, Client shall provide the Compliance Officer information below:

Compliance Officer Name:	Job Title:
Address:
Phone:	Fax:
b)
If Client has multiple locations, then in addition to a Client Compliance Officer, an employee must be designated at each location as an On-Site Compliance Delegate.
(I) The On-Site Compliance Delegate will be the location contact for IPS and U.S./State Government concerning site-specific compliance matters.
(ii) If the Compliance Delegate represents multiple locations, he/she will be asked to provide specific on-site compliance Delegate information for each location.

c)
Client will provide each location with a proposed “Anti-Money Laundering Compliance Program” booklet as a resource for building a compliance program. After training, Client must document that a compliance program is in place to monitor, track, and ensure compliance with all governmental laws in your geography, including but not limited to the provisions of the U.S. Patriot Act of 2001, the Bank Secrecy Act and/or policy including the following:
(i) Filing of Currency Transaction Reports for any cash transaction or series of transactions by single consumer in a single day greater than $10,000.00.

(ii) Identifying and reporting of transactions and/or a series of transactions by a single consumer in a single day that amount to $2,000.00 or more AND are suspicious.
(iii)	Insuring that proper identification and information is collected on same day money order sales of any individual totaling $3,000.00 or more (Money Order Log).

(iv)	Insuring that proper identification and information is recorded on same day money transfer sales to any individual totaling $3,000 or more.

(v)	Meeting record retention requirements.

(vi)	Maintaining a plan to provide and document on-going employee compliance training.
d) Client hereby agrees to provide full cooperation with governmental or IPS compliance audits.
4. Confidentiality. During both the Term as defined in Section 9 hereof, and thereafter, notwithstanding termination of this Agreement, neither party shall, unless otherwise required by Legal Requirement, either directly or indirectly disclose, disseminate or otherwise make available to any third party any confidential information that was obtained as a result of the relationship created by this Agreement, including the terms and conditions of this Agreement.
5. Exclusivity. Client agrees that during the Term, IPS shall be Client’s sole and exclusive provider of money orders within the United States. Nothing in this Section 5 shall preclude Client from generating or issuing its own money orders or other payment instruments in any other jurisdiction or within the United States in accordance with any federal, state or local licenses it may acquire and/or require to do so.
6. Financial Statements; Audit and Inspection. Upon written request, and subject to Legal Requirement, each party agrees to supply the other party with current interim (quarterly) and annual (year end) financial reports and statements. Each party agrees that, subject to applicable Legal Requirement, upon not less than thirty (30) calendar days’ notice, the other party shall have the right to audit or inspect that portion and only that portion of those books and records which directly and wholly relate to such party’s performance of its duties or obligations hereunder. The obligations set forth in this Section 6 shall also apply to any wholly owned subsidiaries of Client as identified in Exhibit “C” hereto, which may use or sell Payment Instruments hereunder.
7. Advertising. Each party shall obtain written approval from the other party prior to any reference to or use of such other party’s name, logo, trademarks, service marks, copyrights or any other proprietary classification of such other party or its Affiliates in any advertising, promotional or instructional material provided by or for a party. IPS hereby grants Client a limited, nonexclusive and nontransferable license to (a) establish a hyperlink on the Client website to the IPS OfficialCheck.com website; and (b) subject to IPS’ prior written consent, use IPS’ name, marks and logo (“IPS Marks”) for the sole and limited purpose of (i) reference in Client’s quarterly industry newsletter and corporate brochure, (ii) reference in Client’s annual report, (iii) reference in all documents required to be disclosed in accordance with Legal Requirement, (iv) implementing such hyperlink, and (v) all activities incidental to the forgoing. Client will post the credit line “Integrated Payment Systems is a registered trademark of Integrated Payment Systems Inc. and is used with permission” or other similar text as approved or reasonably required by IPS in reasonable proximity to such hyperlink, if any, to IPS on Client’s website; provided, however, nothing herein express or implied shall require Client to establish such hyperlink. Nothing contained herein gives Client any ownership rights in the IPS Marks.
8. Indemnification. Each party shall reimburse, indemnify and hold the other party, their directors, officers, employees, representatives, subsidiaries, parents, Affiliates and assigns harmless from all losses, claims, demands, actions, suits, proceedings or judgments, including costs, expenses and reasonable attorneys’ fees assessed against such other party resulting, in whole or in part, from actions or omissions, whether done negligently or otherwise, by the indemnifying party, or its agents, directors, officers, employees or representatives, arising out of the violation of this Agreement. Client shall further indemnify IPS from any liability incurred as a result of IPS’ stopping payment on any Payment Instrument, upon IPS’ receipt of a stop payment order from Client pursuant to IPS’ stop payment Service Requirements, or for dishonoring or returning any Payment Instrument. The indemnification obligations set forth herein above shall survive the termination of this Agreement.
9. Term and Early Termination. (a) This Agreement shall become effective on the Effective Date and shall continue through the Initial Term, and upon expiration of the Initial Term, this Agreement shall continue in effect (the “Additional Term” and, together with the Initial Term, the “Term”) until terminated by either party by a written notice delivered to the other not less than 180 days prior to the designated termination date; and (b) During the Term, a party (the “nondefaulting party”) may terminate this Agreement upon written

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notice to the other party (the “defaulting party”) of such breach and in the event such breach is not cured within thirty (30) calendar days after the delivery date of such notice in the event that: (i) there is a material adverse change in the defaulting party’s financial condition, business or prospects that would materially impact the defaulting party’s ability to perform its obligations hereunder; or (ii) the defaulting party fails to materially comply with any of the terms and conditions of this Agreement and all Exhibits, Amendments and Addenda attached hereto (without limiting the generality of the foregoing, an act by Client which exceeds the authority granted herein shall be a material violation), or (iii) any representation or information provided to the nondefaulting party by the defaulting party is materially false or misleading at the time of such disclosure. Notwithstanding the preceding provisions of this Section 8, no such cure period shall apply to Client’s obligation to remit the Face Value of all Payment Instruments it uses or sells hereunder to IPS, in accordance with the provisions and requirements set forth in Section 7 of Part A of this Agreement.
10. Limitation of Damages. (a) EXCEPT FOR IPS’ OBLIGATION TO HONOR PAYMENT INSTRUMENTS THAT ARE PROPERLY PAYABLE; AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IPS’ MONETARY LIABILITY TO CLIENT UNDER THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF ONE MILLION DOLLARS ($1,000,000) OR THE AMOUNT OF ACTUAL DAMAGES SUFFERED BY CLIENT.
(b) IN NO EVENT SHALL IPS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUB-CONTRACTORS, BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, PUNITIVE OR ANY OTHER SIMILAR DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
(c) EXCEPT FOR CLIENT’S OBLIGATION TO (I) TIMELY AND PROPERLY FUND PAYMENT INSTRUMENTS THAT IT USES OR SELLS HEREUNDER; (II) ASSUME FULL LIABILITY FOR THE FACE VALUE OF ANY PAYMENT INSTRUMENTS LOST BY, STOLEN FROM, MISAPPROPRIATED FROM OR SEIZED FROM CLIENT AND SUBSEQUENTLY PAID BY IPS; (III) ASSUME FULL LIABILITY FOR ANY ACTIONS TAKEN BY IPS ON CLIENT’S REQUEST TO STOP PAYMENT ON ANY PAYMENT INSTRUMENT OR FOR IPS’ DISHONORING OR RETURNING ANY PAYMENT INSTRUMENT HEREUNDER AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, CLIENT’S MONETARY LIABILITY TO IPS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF ONE MILLION DOLLARS ($1,000,000) OR THE AMOUNT OF ACTUAL DAMAGES SUFFERED BY IPS.
(d) EXCEPT FOR CLIENT’S ASSUMPTION OF FULL LIABILITY FOR ANY ACTIONS TAKEN BY IPS ON CLIENT’S REQUEST TO STOP PAYMENT ON ANY PAYMENT INSTRUMENT OR FOR IPS’ DISHONORING OR RETURNING ANY PAYMENT INSTRUMENT HEREUNDER, CLIENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS SHALL NOT BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, PUNITIVE OR ANY OTHER SIMILAR DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11. Notices. Unless otherwise agreed to by the parties in writing, all notices, requests or other communications hereunder shall be in writing and shall be sent by first class mail postage prepaid, facsimile with receipt confirmed, receipted courier service or shall be personally delivered, to the other party at its respective address as specified on the first page of this Agreement, or to each party, at such other address or addresses as shall be designated, from time to time, in a written notice to the other party. All such notices, requests and communications if communicated as set forth above shall be effective when sent or personally delivered.
12. Waiver of Jury Trial. IPS and Client irrevocably waive any and all rights they may have to a trial by jury in any judicial proceeding involving any claim relating to this Agreement.
13. No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to confer nor shall confer upon any person (other than the parties hereto) any rights, benefits or remedies of any kind or character whatsoever, and no such person shall be deemed a third-party beneficiary under or by reason of this Agreement.
14. Assignment. The rights and obligations of Client under this Agreement are personal and not assignable either voluntarily or by operation of law, without the prior written consent of IPS, which consent shall not be unreasonably withheld; provided, however, IPS agrees that Client may assign the Agreement upon notice to, but without necessity of consent of, IPS, (a) to any Affiliate (as defined in Part A) that has those approvals and licenses required by Legal Requirement necessary to fulfill its obligations hereunder, (b) in connection with the sale of all or substantially all of the stock or assets of Client, or the merger of Client with an unAffiliated third party; provided any such assignment does not otherwise result in a violation of this Agreement by Client; provided further, however, the assignee’s financial condition, as measured by net worth (defined as total assets minus total liability, as both are defined by Generally Accepted Accounting Principles), is materially and reasonably sufficient for the fulfillment of such assignee’s duties and obligations hereunder. IPS may assign any of its rights or obligations under this Agreement to any Affiliate that is not a direct competitor of GCA upon notice to Client but without the consent of Client; provided any such assignment does not otherwise result in a violation of this Agreement by IPS. An assignment by IPS to any non-Affiliated party shall require the prior written consent of Client, which consent shall not be unreasonably withheld. Additionally, IPS may designate any other person or entity as its agent to perform or render assistance to IPS in the performance of the services to be provided by IPS hereunder. Any assignment in violation of this subsection shall be null and void. All provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.
15. Governing Law; Severability. The laws of the State of New York, excluding the rules on conflicts of laws, shall govern the interpretation, validity, enforcement and any claim or controversy arising from this Agreement. If any provision of this Agreement shall be determined to be illegal, unenforceable or invalid under any Legal Requirement, such provision shall be deemed void and the remainder of this Agreement shall continue in full force and effect. In such case, the parties shall in good faith attempt to modify or substitute such provision consistent with the original intent of the parties.
16. Entire Agreement. This Agreement, including all Exhibits, Amendments and Addenda attached hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of this Agreement shall be valid unless in writing signed by each party. A party’s waiver of a breach of any term or condition in this Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.
17. Attorneys’ Fees. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action.
18. Force Majeure. Neither party shall be responsible for any failure to fulfill its obligations hereunder due to causes beyond its reasonable control, including (to the extent each such instance listed is in fact beyond its reasonable control) acts or omissions of government or military authority, acts of God, disruption of telecommunication facilities, shortages of materials, transportation delays, fires, floods, labor disturbances, riots or wars, mechanical or power failure, computer malfunctions (including network connectivity failures), strikes, labor difficulties, or acts of credit network authorities. Upon the occurrence of such an event, and so long as no other breach of this Agreement by such party has occurred and is continuing, the performance of such party’s obligations shall be suspended during, but not longer than, the period of existence of such event and period thereafter reasonably required to perform such obligation. The parties shall each use their reasonable efforts to minimize the consequences of such event. Notwithstanding the preceding provisions of this Section 17, no such Force Majeure relief shall apply to Client’s obligation to remit the Face Value of all Payment Instruments it uses or sells hereunder to IPS, in accordance with the provisions and requirements set forth in Section 7 of Part A of this Agreement. The provisions of this Section shall survive any termination or expiration of this Agreement.
19. PCI DSS Compliance. IPS acknowledges and agrees that, in connection with fulfilling its obligations hereunder, IPS may gain access to and/or acquire the ability to transmit, store or process Cardholder account and/or transaction information (collectively, “Cardholder Data”). To the extent that IPS has access to, or possession of, Cardholder Data, IPS covenants, agrees, represents and warrants as set forth in this Section, all of which shall be undertaken at IPS’ sole cost and expense, and all of which shall survive the expiration or earlier

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termination of this Agreement. IPS will comply with and adhere to the payment card industry (“PCI”) data security standard (“DSS”) in effect from time to time and shall implement and maintain appropriate measures designed to meet the objectives of PCI DSS. In the event a PCI representative or PCI authorized third-party seeks to conduct a security audit or review of IPS at any time, including, without limitation, after an alleged or actual security intrusion, for the purpose of validating IPS’ status, effectiveness or compliance with the PCI DSS, IPS will fully cooperate with such audit or review. IPS (a) is solely responsible for, and will ensure, the integrity, security and confidentiality of Cardholder Data, (b) will protect against any anticipated unauthorized access, threats or hazards to the integrity, security or confidentiality of Cardholder Data; and (c) will only disclose or use the Cardholder Data for those permitted purposes required for the performance of its covenants and obligations under this Agreement and, in any event, only in accordance with Legal Requirement. Upon the reasonable request of Client, IPS shall promptly provide Client with information regarding IPS’ security measures. IPS shall immediately advise Client as to any threatened, suspected or actual compromise of the integrity, security or confidentiality of Cardholder Data and will thereafter diligently keep Client advised as to the status and process of same. IPS will maintain a recovery plan designed to minimize risks associated with any unplanned interruption of IPS’ operations or business or any unplanned inaccessibility to Cardholder Data, which recovery plan IPS will promptly deploy upon any such unplanned interruption or inaccessibility. IPS will immediately, and in no event later than twenty-four (24) hours after the occurrence of any such unplanned interruption or inaccessibility, advise Client as to any such unplanned interruption or inaccessibility. IPS agrees that its obligations under this Section are required and that monetary damages may be inadequate to compensate Client for any breach of any covenant or agreement set forth in this Section and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Client shall be entitled to seek injunctive relief in any required jurisdiction against the threatened breach of this Section or the continuation of any such breach.
20. Privileged Licenses. Client and its Affiliates may be subject to and exist because of privileged licenses issued by governmental authorities responsible for or involved in the regulation of gaming activities (“Gaming Authorities”). If IPS is requested by any Gaming Authority to provide any information and obtain any approval, IPS shall, at Client’s sole expense, provide all requested information and apply for and obtain all approvals required or requested of IPS by such Gaming Authority and if IPS fails to provide any such information and/or obtain any such approval, and if Client or any of Client’s Affiliates are directed to cease business with IPS by the Gaming Authorities, or if Client shall in good faith determine, in Client’s reasonable judgment, that IPS is or may engage in any activity or relationship that could or does jeopardize Client’s or its Affiliates’ privileged licenses in any jurisdiction, then (a) IPS shall terminate any relationship with the person who is the source of such issue, or (b) IPS shall cease the activity or relationship creating the issue to Client’s reasonable satisfaction, or (c) if such activity or relationship is not subject to cure as set forth in the foregoing provisions (a) and (b), as determined by Client in its reasonable discretion, or if Client is required to do so by any Gaming Authority, notwithstanding any other provision hereof, Client shall terminate this Agreement and its relationship with IPS without further obligation to IPS.
21. Counterparts. This Agreement may be executed by the parties in multiple counterparts, each of which shall be considered an original and both of which together shall constitute one and the same Agreement. Any party may deliver an executed copy of this Agreement and an executed copy of any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or such other document.

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Client Name: Global Cash Access, Inc.
Part A: DESCRIPTION OF IPS’ PAYMENT INSTRUMENTS SERVICE:
1.	Definitions. Except as otherwise set forth herein, the following terms shall be defined as follows:
a.
“Affiliate” means another person or entity that directly, or indirectly through one or more intermediaries, controls or owns, is controlled, owned by, or is under common control or ownership with, such person or entity. As used in this definition, “control” means the direct or indirect power to direct or cause the direction of the management, affairs or policies of such Person, whether by contract or otherwise and, in any event, any person or entity beneficially owning more than fifty percent (50%) of the equity interests in such person or entity shall be deemed to control that person or entity.

b.
“Card Association” means VISA U.S.A. Inc., VISA International, MasterCard International or any other association, network or issuer having proprietary rights to, and clearing and oversight responsibilities with respect to, credit cards.

c.	“Clearings” means the aggregate face value of Payment Instruments used and sold by Client that are presented for payment.

d.
“Client Printed Payment Instrument” means a Payment Instrument, printed on Secure Document Paper, that has not been pre-printed by IPS, upon which Client has printed IPS issued serial numbers and additional check stock information, and that is sold or used by Client hereunder.

e.	“Face Value” means the United States denominated dollar amount imprinted on the Payment Instrument in the “Pay the Sum” of field of the Payment Instrument.

f.
“Legal Requirement” means, without limitation, any and all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judgments, decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law applicable to their respective businesses, IPS’ provision of its services contemplated hereby, or any of the transactions contemplated hereby.

g.	“Payment Instrument” means an IPS money order used or sold by Client hereunder.

h.
“Pre-Printed Payment Instrument” means a Payment Instrument pre-printed by IPS on Secure Document Paper, which includes IPS issued serial numbers and additional check stock information, and that is sold or used by Client hereunder.

i.
” Prime Rate” means the rate of interest publicly announced as the base rate on corporate loans by large U.S. money center commercial banks, as published by the Federal Reserve Board (http://www.federalreserve.gov/releases/h15/data/Daily/H15_FF_O.txt), or in the event such rate is not published thereon, as published in The Wall Street Journal.

j.
“Properly Payable Payment Instrument” means a Payment Instrument used or sold by Client hereunder that has been fully funded by Client in accordance with the terms, conditions and provisions of this Agreement, reported as having been used or sold by Client, properly presented for payment through the Federal Reserve Board check clearing system and for which no timely and proper stop payment order has been received from Client pursuant to IPS’ stop payment Service Requirements.

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k.
“Secure Document Paper” means IPS’ standard financial paper stock supplied to Client by IPS, containing IPS’ standard security features sold or used by Client hereunder, or financial paper stock acquired by Client from a third party vendor, at Client’s sole cost and expense, in a form containing standard security features that are reasonably approved by IPS and that fully meets IPS’ Service Requirements, that is utilized for the production of a Payment Instrument by Client hereunder.

l.	“Service Requirements” includes any operations manuals, written procedures, user guides, reference manuals, policies, rules or regulations, all as may be amended from time to time by IPS.
2.	Relationship.
Upon the terms and conditions hereof, IPS appoints Client and its wholly owned subsidiaries identified on Exhibit “C”, as its agent(s) to use or sell Payment Instruments. IPS and Client shall agree on the form of the Payment Instruments from time to time used and sold by Client. Client shall not use or sell any Payment Instruments pursuant to this Agreement unless the following appears on the face of the Payment Instrument: “Issued by Integrated Payment Systems Inc.” Client shall not use or sell any Payment Instruments pursuant to this Agreement unless IPS’ 800 phone number appears on the Payment Instrument, preferably on the back of the Payment Instrument. Neither Client nor IPS shall appoint any subagents hereunder. IPS agrees and acknowledges that Client is in the business of using or selling Payment Instruments at establishments operating restricted and nonrestricted gaming, games of chance, betting and similar activities, as expressly authorized by Gaming Authorities, within the United States or Canada (the “Locations”) and IPS hereby expressly agrees that Client shall use and sell Payment Instruments at or through the Locations. Subject to, and without limiting the foregoing, Client shall not use or sell Payment Instruments at or through any entity that is not a party to this Agreement or is otherwise agreed to by IPS pursuant to the provisions of this Agreement. Except or otherwise agreed, IPS will supply Client with the blank Payment Instruments that Client is permitted to use or sell. Client shall limit its use of Payment Instruments to those uses a mutually agreed upon from time to time and as reasonably approved in writing as “Payment Instrument” applications by IPS.
3.	Obligations of Client.
a.
Client shall report each Payment Instrument sold by it hereunder in a sales report that is electronically transmitted to IPS by 3:00 p.m. Mountain Time on the next Banking Business Day following the sale of such Payment Instrument. Upon IPS’ receipt of a Payment Instrument presented for payment that is printed on IPS’ Secure Document Paper and either shows Client’s preprinted name or bears a serial number indicating that it was issued hereunder, and that has not appeared on a sales report, IPS will report the details of such Payment Instrument to Client in a report that is electronically transmitted to Client not later than 10:00 a.m. Mountain Time on the date that the Payment Instrument is required to be honored or dishonored. Client shall notify IPS whether or not the Payment Instrument is a valid Payment Instrument sold by Client prior to 12:00 p.m. Mountain Time on such date. If Client fails to inform IPS whether or not the Payment Instrument was in fact issued prior to 12:00 p.m. Mountain Time on the date the item is required to be paid, IPS may, in its sole and absolute discretion, elect to return the item and Client shall be responsible for all loss, liability, and damages arising out of the return of the Payment Instrument. Notwithstanding anything else set forth herein to the contrary, Client’s failure to comply with the provisions of this Section 3(a.) shall not constitute a default hereunder and IPS’ sole remedy for Client’s failure to so comply shall be Client’s responsibility and associated indemnification obligations for all loss(es), liability, and damages arising out of the return of the Payment Instrument.

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b.
Client may only sell Payment Instruments in connection with credit card and point-of-sale debit card transactions consummated by Client in which the settlement funds to be received by Client from the applicable Card Association are at least equal to the Face Value of Payment Instruments used or sold hereunder. All settlement funds shall be handled in the manner prescribed in the Account Settlement Agreement of even date herewith (the “Settlement Agreement”) by and among Client, IPS and Wachovia Bank, N.A., which is hereby identified as Exhibit “A” and attached hereto and made a part hereof. Client agrees that the only instructions it shall deliver to Wachovia Bank, N.A. shall be those instructions contemplated by and delivered pursuant to the provisions of the Settlement Agreement, and shall relate solely to the Face Value to be disbursed to IPS and the Settlement Funds (as defined in the Settlement Agreement) to be disbursed to Client, all in accordance with the provisions of the Settlement Agreement, and Client agrees that it shall endeavor, on a good faith basis, to provide Wachovia Bank, N.A. with accurate instructions. Any other form of instructions provided to Wachovia Bank, N.A., relating to the Settlement Agreement, shall required the prior mutual written consent of the parties hereto.

c.
Client, as soon as practicable, shall inform IPS by written notice of all Locations to be opened or closed at which Payment Instruments are used or sold hereunder. Upon delivery of Payment Instruments to Client, Client shall safeguard and protect all unused and unsold Payment Instruments as if entrusted with any form of negotiable instrument for safekeeping. If Client is utilizing Secure Document Paper provided by IPS hereunder, Client hereby agrees that it will conduct a physical audit of all unused and unsold Payment Instruments, at least twice a year during the Term, and reconcile the physical audit of all such unused and unsold Payment Instruments to IPS’ inventory records. Upon completion, Client shall provide the inventory audit results to IPS via the OfficialCheck.com website or by manual delivery. Client acknowledges and agrees that its books and records may be subject to inspection by any applicable state regulatory authority.

d.
IPS hereby grants Client the authority and ability to produce Client Printed Payment Instruments, on the Secure Document Paper, subject to all of IPS’ requirements. Client shall produce Client Printed Payment Instruments only within the serial number range or ranges provided by IPS in a corresponding data file. Client shall safeguard and protect such serial numbers as it would any Payment Instrument. If Client prints Payment Instruments with duplicate serial numbers or serial numbers outside the range provided by IPS, Client shall pay an additional fee to IPS, as set forth in the IPS Fee Schedule which is hereby identified as Exhibit “B” and attached hereto and made a part hereof.

e.
To ensure efficient processing by IPS of the Payment Instruments used and sold hereunder and its compliance with Legal Requirements, IPS will, from time to time and in its reasonable discretion, issue written operations manuals which shall be included as part of the Service Requirements. Client shall use or sell Payment Instruments only in accordance with such Service Requirements. In the event IPS’ Service Requirements or operational procedures ever conflict with the rules imposed by the Card Association, Client will so notify IPS of any such conflict in writing and IPS will, on a good-faith, commercially reasonable basis, and at the sole cost and expense of Client, cooperate with Client in an effort to align or adjust its Service Requirements or operational procedures accordingly.

4.	Obligations of IPS.
a.	IPS shall pay Client the amounts described in Part B: Description of IPS’ Payment Instruments Commission Structure.

b.
Immediately following the Effective Date, IPS will either, as applicable (i) at its expense, arrange for the printing of Pre-Printed Payment Instruments, on IPS’ Secure Document Paper, showing Client’s name, if applicable, or (ii) provide Client with appropriate serial numbers for use by Client in producing Client Printed Payment Instruments. Client shall pay IPS the actual cost per item for specific branch identification, or custom designed Pre-Printed Payment Instruments that differ from IPS’ Secure Document Paper. If Client requests any change in the appearance of the Pre-Printed Payment Instruments already printed for Client, Client agrees to reimburse IPS for IPS’ actual cost of printing those Pre-Printed Payment Instruments that Client has not used or sold. If IPS requests any change in the appearance of any custom designed Pre-Printed Payment Instruments already approved and printed for Client, unless such changes need to be effectuated by virtue of any Legal Requirements, IPS agrees to reimburse Client for the actual cost paid by Client for printing the Pre-Printed Payment Instruments that Client has not used or sold. IPS will arrange for distribution, at IPS cost and expense, of the Payment Instruments to Client at those Locations designated by Client.

EXECUTION
11/27/06

c.
IPS shall provide, at IPS’ cost and expense (except as may otherwise be set forth in Exhibit B), reasonable assistance to Client in tracing lost or stolen Payment Instruments and will provide Client with its standard retrieval, photocopying and other imaging services, as applicable, with respect to Payment Instruments used or sold by Client. Client agrees to use such services in a commercially reasonable manner and only to the extent reasonably required in the conduct of its business.

d.
IPS will, to the extent legally permitted, stop payment on any Payment Instruments at Client’s request, provided that, (i) Client has provided notice of the stop payment to IPS in the manner prescribed by IPS in its Service Requirements; and (ii) IPS has had a commercially reasonable amount of time to act on the stop payment request before presentment of the Payment Instrument(s) in question.

e.	IPS shall, as required by Legal Requirement, escheat all Payment Instruments not presented for payment.
5. Safekeeping and Liability for Loss.
Client shall be absolutely liable to IPS for the Face Value of any Payment Instruments, in all circumstances, where such Payment Instruments have been delivered to Client and are lost, stolen, misappropriated, seized or forfeited from Client and subsequently paid by IPS. Such circumstances may include, but are not limited to: (i) the loss, theft, misappropriation, seizure or forfeiture of Payment Instruments caused, in whole or in part, by the dishonesty and/or negligence of Client; or (ii) the loss, theft, misappropriation, seizure or forfeiture of the Payment Instruments caused, in whole or in part, by the failure of Client to safeguard the Payment Instruments in accordance with this Agreement; or (iii) the loss, theft, misappropriation, seizure or forfeiture of the Payment Instruments caused by a disappearance that Client cannot explain; or (iv) the seizure or forfeiture of Payment Instruments as a direct or indirect result of Client’s involvement in criminal activity or in a transaction or attempted transaction involving criminally derived property or the proceeds of criminally derived property. As used in this subsection, the term “Client” shall include any officer, employee, representative, or agent of Client. For purposes of this section, the definition of “Payment Instruments” shall include Pre-Printed Payment Instruments and the serial numbers provided by IPS to Client for printing on Client Printed Payment Instruments. Client shall assume all liability and risk of loss for the conduct and performance of any third party vendor as contemplated under this Section 5.
6. Alterations and Liability for Loss.
Subject to Section 5 above, IPS assumes responsibility, for payment of the amount by which a raised or altered Payment Instrument exceeds the Face Value of any such instrument and Client shall have no liability therefor in its capacity as agent of IPS hereunder, unless (i) Client issued the Payment Instrument but did not report the Payment Instrument in accordance with Section 3(a) above; or (ii) Client’s own act or omission contributed to or permitted the raising or altering. In the event Payment Instruments are printed on financial paper that has been provided to Client by a third party vendor other than IPS, and notwithstanding anything in this Agreement to the contrary, the parties hereto agree that Client, on behalf of itself, its customers and any third party vendor providing such goods or services to Client, or Client’s customers, shall assume all responsibility, liability and risk of loss for: (a) any defects, errors or omissions associated with the utilization of any mechanism or system to print such Payment Instruments, including, without limitation, laser printing; and (b) any such Payment Instruments which have been lost or stolen; and (c) any such Payment Instruments which have been raised or altered, provided Client contributed directly or indirectly to such raising or altering (as used in this subsection 6(c), the term “Client” shall include any officer, employee, representative, or agent of Client). Client shall assume all liability and risk of loss for the conduct and performance of any third party vendor as contemplated under this Section 6.
EXECUTION
11/27/06

7. Treatment and Default in Payment of Face Value.
In the event that the Face Value is not delivered to IPS at the times and in the manner required hereunder and by the Settlement Agreement, IPS shall demand by written notice delivered in accordance with the terms of the Settlement Agreement, the immediate wire transfer of the required Face Value. In the event that the Face Value is not delivered to IPS prior to 12:00 p.m. Mountain Time on the following Banking Business Day, then IPS may, at its option (i) suspend Client’s ability to sell or use Payment Instruments as of 3:00 p.m. Mountain Time on the same Banking Business Day (the “Suspension Deadline”) and, in the event Client does not suspend its sale or use of Payment Instruments by the Suspension Deadline, terminate this Agreement; provided, however, if IPS receives confirmation of the wiring of the Face Value prior to the Suspension Deadline, the requirement that Client suspend its sale or use of Payment Instruments shall be automatically vacated; (ii) exercise any legal and/or equitable remedies available for which it shall be entitled to reimbursement of reasonable attorneys’ fees and expenses; (iii) dishonor any Payment Instrument used or sold by Client after the Suspension Deadline; (iv) satisfy the amount owed from any funds which may be due and owing to Client; and/or (v) assess a late charge on the amount of the payment due for each day Client fails to make such payment equal to the greater of $25.00 or interest thereon at the rate of two percentage points (2%) above the Prime Rate in effect at that time. If at any time the aggregate amount of Clearings exceeds the aggregate amount of the Face Value that Client has remitted to IPS (the “Excessive Clearings”), IPS shall provide Client with written notice of same and Client shall in accordance with the instructions of IPS, cause the amount specified by IPS as required to cover the Excessive Clearings to be wired to the Settlement Account; provided, however, if the Excessive Clearings are greater than $200,000.00, Client shall cause such wire to be sent for credit on the same Banking Business Day of receipt of such notice, and if the Excessive Clearings are less than or equal to $200,000.00, Client shall cause such wire to be sent for credit within three (3) Banking Business Days of receipt of such notice. Notwithstanding the preceding provisions of this Section 7, no delayed remittance schedule or Suspension Deadline shall apply, unless the delay in Client’s remittance of the required Face Value amount to IPS is solely and exclusively attributable to the failure of Wachovia Bank, N.A. to receive the required settlement funds. Therefore, if the delayed remittance schedule and/or Suspension Deadline do not apply, all of the IPS optional remedies, set forth in clauses (i) through (v) of this Section 7, including the right to terminate this Agreement, shall apply.
8. Modifications of Remittance, Reporting and Commission Payment Procedures.
IPS may change the provisions hereof regarding remittance, reporting and commission payments, including the amount thereof, on a commercially reasonable, good faith basis, on one hundred eighty (180) days prior written notice to Client. Before the conclusion of this one hundred eighty (180) day period, Client may terminate this Agreement upon thirty (30) days prior written notice to IPS. If Client elects to so terminate this Agreement, the changes shall not take effect.
EXECUTION
11/27/06

9. Effect of Termination.
Upon termination of this Agreement, Client shall (a) immediately cease using and selling Payment Instruments, (b) return or destroy, as directed by IPS, and reimburse IPS for the actual unreimbursed cost of printing incurred by IPS for all Payment Instruments that Client has not used or sold prior to termination and for the cost of destroying any remaining warehoused inventory of such Payment Instruments held by IPS, (c) return to IPS any equipment and other property provided by IPS in accordance with the terms of this Agreement, free and clear of liens and encumbrances within ninety (90) Banking Business Days from the date of termination and (d) remit to IPS all Face Value and other amounts due to IPS in accordance with the terms of this Agreement and/or the Trust Agreement, as applicable, within one (1) Banking Business Day from the date of termination.
10. Miscellaneous.
The parties agree that in lieu of the Settlement Agreement described in Subsection 3(b.) of Part A hereof, Client shall have the option to (a) provide IPS with a one-day pre-funding amount of Face Value funds that represents the one-day average Face Value of Payment Instruments that are used or sold by Client hereunder, which amount would be re-calculated and adjusted each calendar month during the term of this Agreement, in accordance with IPS’ requirements and procedures or (b) a letter of credit in an amount acceptable to IPS, that would also be subject to a regular periodic review and adjustment by IPS, as applicable; provided, however, IPS shall not require the letter of credit to be issued in an amount that is more than an amount equal to the greatest amount of Face Value of items paid by IPS on any Banking Business Day during the three hundred sixty five (365) calendar day period immediately preceding the issuance date of such letter of credit.
11. Conflict.
In the event of any conflict between the terms of this Agreement and the terms of the Settlement Agreement, the terms of this Agreement shall govern and control.
EXECUTION
11/27/06

Client Name: Global Cash Access, Inc.
Part B: DESCRIPTION OF IPS’ PAYMENT INSTRUMENTS COMMISSION STRUCTURE:
1.	Definitions. Except as otherwise set forth herein, the following terms shall be defined as follows:
a.
“Average Commission Rate” means, with respect to each applicable use of Payment Instruments, an amount calculated as follows: (i) sum total of the Commission Rate for each of the days in such calendar month, (ii) divided by the sum of the number of days in such calendar month.

b.
“Average Daily Balance” means, with respect to each applicable use of Payment Instruments, an amount calculated as follows: (i) total the Daily Balances for each of the days in such calendar month, (ii) divided by the sum calculated in of the number of days in such calendar month.

c.
“Banking Business Day” means a day (other than a Saturday, Sunday, Federal holiday or other day that financial institutions are authorized or required to be closed for business) on which UBOC is open for business.

d.
“Commission Rate” means, with respect to each applicable use of Payment Instruments, a floating rate equal to the rate set forth below. Commission Rates paid by IPS and IPS Fees paid by Client shall vary depending upon the use of the Payment Instrument as follows:

Use Of Payment Instrument	Commission Rate	IPS Fee
Money Orders	Federal Funds Rate (Payable on U.S. Items Only)	Per Attached Exhibit B
e.
“Daily Balance” means, with respect to each applicable use of Payment Instruments, an amount equal to the Face Value of all Payment Instruments used or sold by Client through the end of such day which have not yet been honored by IPS or escheated as required by Legal Requirement but with respect to which a sum equal to the Face Value of such Payment Instruments has been remitted to IPS. Remittances received by IPS after 12:00 p.m., Mountain Time, on any Banking Business Day, shall not be credited to Client until the next Banking Business Day.

f.	“IPS Fee” means a fee paid to IPS in the amount set forth in subparagraph e. above for each Payment Instrument used or sold by Client.

g.
“Federal Funds Rate” means the floating rate publicly announces as the Federal Funds Rate as published by the Federal Reserve Board (http://www.federalreserve.gov/releases/h15/data/Daily/H15_FF_O.txt), or in the event such rate is not published thereon, as published in The Wall Street Journal.

2.	Commission Calculation.
a.
IPS shall pay to Client a commission payment for each Payment Instrument (payable on U.S. items only) used or sold, calculated in accordance with the terms hereof. At the end of each calendar month the commission payment to be delivered to Client shall be calculated, with respect to use and sale of Payment Instruments, by multiplying the sum of the Average Daily Balance during that month times that month’s Average Commission Rate, divided by the number of calendar days in the year, times the number of calendar days in that month. Such monthly commission payment shall be made within fifteen (15) Banking Business Days of the beginning of the following calendar month and shall continue to be made until the later of the expiration or earlier termination of this Agreement or the delivery of all such commission payments accrued hereunder, as calculated as of the date of such expiration or termination of this Agreement. IPS’ obligation to pay the required final commission payment shall continue until such final amount is actually paid. The amount of the commission payment shall be adjusted to reflect prior and current period adjustments in accordance with IPS’ Service Requirements.

EXECUTION
11/27/06

b.
Client shall pay IPS the fees set forth in Exhibit B, which amounts shall be deducted by IPS from the monthly commission payment described above. IPS may also deduct certain additional fees or other amounts due hereunder from the commission payment described above associated with PUAs, late wire remittance penalties, and for any additional special requests made by Client as may be mutually identified and agreed to by the parties. In the event there are additional fees or charges due and payable by Client to IPS that are not specifically set forth or otherwise contemplated above, IPS shall deliver an invoice detailing all of such fees and charges to Client, together with any reasonably required supporting documentation, and Client shall pay such invoice within thirty (30) calendar days of receipt thereof by check or money order.

EXHIBIT A
SETTLEMENT AGREEMENT
EXECUTION
11/27/06

1

EXHIBIT B
FEE SCHEDULE
[OMITTED PURSUANT TO CONFIDENTIAL TREATMENT
REQUEST; FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION]
EXECUTION
11/27/06

1

EXHIBIT C
CLIENT’S WHOLLY OWNED SUBSIDIARIES

Name	Address
CashCall Systems Inc.	3525 East Post Road, Suite 120
Las Vegas, NV 89120
EXECUTION
11/27/06

1

STATE SCHEDULE A
With respect to Clients participation in IPS’ Payment Instruments program, this Exhibit A applies to any of Clients locations in the states listed below.

CALIFORNIA, IDAHO, INDIANA, MAINE, MARYLAND, MINNESOTA, NEW YORK, NORTH CAROLINA, OREGON, TENNESSEE, WYOMING
Client and IPS are subject to supervision, regulation and disciplinary action, including but not limited to termination of the Agreement, by or at the direction of the Director (as defined below). Client hereby consents to the Director’s inspection of the books and records of Client, with or without prior written notice to IPS or Client.
As used in this Exhibit A, “Director” means the following for each of the states listed below:
California — Commissioner of Financial Institutions
Idaho — Director of the Idaho Department of Finance
Indiana — Director of Indiana Department of Financial Institutions
Maine — Director of Office of Consumer Credit Regulation within the Department of Professional and Financial Regulation
Maryland — Bank Commissioner of the Department of Licensing and Regulation
Minnesota — Commissioner of Commerce
New York — Superintendent of the New York State Banking Department
North Carolina — Commissioner of Banks of the Sate of North Carolina
Oregon — Director of the Department of Consumer and Business Services
Tennessee — Tennessee Commissioner of Financial Institutions
Wyoming — State Banking Commissioner
CALIFORNIA, DISTRICT OF COLUMBIA, ILLINOIS,
IOWA, MARYLAND, NEW JERSEY, VERMONT,
WASHINGTON, TEXAS
Client will perform all services in compliance with the Act (as defined below) and any rules, regulations or orders issued thereunder, as amended from time to time.
As used in this Exhibit A, “the Act” means the following for each of the states listed below:
California — Division 16 of the California Payment Instruments Law
District of Columbia — Money Transmissions Law, Chapter 12 of Title 26 of the District of Columbia Code
Illinois — the laws of the State of Illinois and the United States, including without limitation, Illinois Transmitters of Money Act, 205 Illinois Compiled Statutes Section 657
Iowa — Iowa Uniform Money Services Act, Chapter 533C of the Iowa Code
Maryland — Maryland Money Transmission Act, Md. Code Ann., Fin. Inst. Sections 12-401 to 12-431
New Jersey — New Jersey Money Transmitters Act, New Jersey Statutes, Title 17, Chapter 15C.
Vermont — Chapter 79, Title 8 of the Vermont Statutes
Washington — Washington Uniform Money Services Act, Revised Code of Washington, Title 19, Chapter 19.230
Texas — All laws and regulations of the State of Texas, including, but not limited to, the posting of the following notice to consumers as required under Title 7, Section 29.12 of the Texas Administrative Code:
“Complaints concerning the sale of checks activities should be directed to:
Texas Department of Banking
2601 North Lamar Boulevard
Austin, Texas 78705
1-877-276-5554 (toll free)
www.banking.state.tx.us”
ILLINOIS
This Agreement is conditioned on Client receiving approval from the State of Illinois to operate as a Money Transfer Agent in that State and shall not take effect unless and until such approval is received. In the event such approval is denied or not received, this Agreement shall be null and void. If such approval is revoked, IPS may immediately terminate this Agreement upon written notice, any other provision of this Agreement notwithstanding.
NEW YORK
Client is prohibited from acting on behalf of the consumer as a courier for the transmission of money, and no Money Order sold may be retained by Client. All Money Orders sold must be given by the Client to the purchasers of the instruments for their own delivery to the beneficiary.
NORTH CAROLINA
IPS shall issue a certificate of authority for each location at which it conducts licensed activities in North Carolina through authorized delegates such as Client. The certificate shall be posted in public view at each location of Client in North Carolina and shall state as follows: “Money transmission on behalf of IPS is conducted at this location pursuant to the Money Transmitters Act.”

1

STATE SCHEDULE A
ARIZONA STATE STATUTE
6-1201. Definitions
In this chapter, unless the context otherwise requires:
1. “Authorized delegate” means a person designated by the licensee under Section 6-1208.
2. “Check cashing” means exchanging for compensation a check, debit card payment order, draft, money order, traveler’s check or payment instrument of a licensee for money delivered to the presenter at the time and place of the presentation.
3. “Control” means ownership of fifteen per cent or more of a licensee or controlling person, or the power to vote fifteen per cent or more of the outstanding voting securities of a licensee or controlling person. For the purpose of determining the percentage controlled by any one person, that person’s interest shall be aggregated with the interest of any other person controlled by that person or an officer, partner or authorized delegate of that person, or by a spouse, parent or child of that person.
4. “Controlling person” means a person directly or indirectly in control of a licensee.
5. “Engage in the business” means conducting activities regulated under this chapter more than ten times in any calendar year for compensation or in the expectation of compensation. For purposes of this paragraph, “compensation” means any fee, commission or other benefit.
6. “Foreign money exchange” means exchanging for compensation money of the United States government or a foreign government to or from money of another government at a conspicuously posted exchange rate at the time and place of the presentation of the money to be exchanged.
7. “Licensee” means a person licensed under this chapter.
8. “Location” means a place of business at which activity regulated by this chapter occurs.
9. “Money” means a medium of exchange that is authorized or adopted by a domestic or foreign government as a part of its currency and that is customarily used and accepted as a medium of exchange in the country of issuance.
10. “Money accumulation business” means obtaining money from a money transmitter as part of any activity that is carried on for financial gain if the money that is obtained by all persons acting in concert in the activity, in amounts of one thousand dollars or more, totals over fifty thousand dollars in the preceding twelve-month period. Money accumulation business does not include a person who is subject to the reporting requirements under 31 United States Code Section 5313. The exception that is established by 31 United States Code Section 5331, subsection (c), paragraph 1 does not apply to persons who are engaged in the money accumulation business.
11. “Money Transmitter” means a person who is located or doing business in this state, including a check casher and a foreign money exchanger, and who does any of the following:
(a) Sells or issues payment instruments.
(b) Engages in the business of receiving money for the transmission of or transmitting money.
(c) Engages in the business of exchanging payment instruments or money into any form of money or payment instrument.
(d) Engages in the business of receiving money for obligors for the purpose of paying that obligor’s bills, invoices or accounts.
(e) Meets the definition of a bank, financial agency or financial institution as prescribed by 31 United States Code Section 5312 or 31 Code of Federal Regulations Section 103.11.
12. “Outstanding payment instruments” means unpaid payment instruments whose sale has been reported to a licensee.
13. “Payment instrument” means a check, draft, money order, traveler’s check or other instrument or order for the transmission or payment of money sold to one or more persons whether or not that instrument or order is negotiable. Payment instrument does not include an instrument that is redeemable by the issuer in merchandise or service, a credit card voucher or a letter of credit.
14. “Permissible investment” means any of the following:
(a) Money on hand or on deposit in the name of the licensee.
(b) Certificates of deposit or other debt instruments of a bank, savings and loan association or credit union.
(c) Bills of exchange or time drafts that are drawn on and accepted by a bank, otherwise known as banker’s acceptances, and that are eligible for purchase by member banks of the Federal Reserve System.
(d) Commercial paper bearing a rating of one of the three highest grades as defined by a nationally recognized organization that rates these securities.
(e) Securities, obligations or other instruments whose payment is guaranteed by the general taxing authority of the issuer, of the United States or of any state or by any other governmental entity or any political subdivision or instrumentality of a governmental entity and that bear a rating of one of the three highest grades by a nationally recognized investment service organization that has been engaged regularly in rating state and municipal issues for at least five years.
(f) Stocks, bonds or other obligations of a corporation organized in any state of the United States, the District of Columbia, the Commonwealth of Puerto Rico or the several territories organized by Congress that bear a rating of one of the three highest grades by a nationally recognized investment service organization that has been engaged regularly in rating corporate securities for at least five years.
(g) Any receivable that is due to a licensee from its authorized delegate pursuant to a contract between the licensee and authorized delegate as prescribed in Section 6-1208 if the amount of investment in those receivables does not exceed ninety per cent of the total amount of those receivables after subtracting the amount of those receivables that are past due or doubtful of collection.
15. “Responsible individual” means a person who is employed by a licensee and who has principal active management authority over the business of the licensee in this state that is regulated under this chapter.
16. “Trade or business” has the same meaning prescribed in Section 162 of the Internal Revenue Code of 1954 and includes the money accumulation business.
17. “Transmitting money” means the transmission of money by any means including transmissions within this country or to or from locations abroad by payment instrument, wire, facsimile, internet or any other electronic transfer, courier or otherwise.
18. “Traveler’s check” means an instrument identified as a traveler’s check on its face or commonly recognized as a traveler’s check and issued in a money multiple of United States or foreign currency with a provision for a specimen signature of the purchaser to be completed at the time of purchase and a countersignature of the purchaser to be completed at the time of negotiation.
EXECUTION
11/27/06

6-1202. License required
A. A person shall not sell or issue payment instruments, engage in the business of receiving money for transmission or transmitting money, engage in the business of exchanging payment instruments or money into any form of money or payment instrument or engage in the business of receiving money for obligors for the purpose of paying that obligor’s bills, invoices or accounts without first obtaining a license as provided in this chapter or becoming an authorized delegate of a licensee with respect to those activities. A licensee is under the jurisdiction of the department. A person who is not licensed under this chapter or who is not an authorized delegate of a licensee with respect to those activities is presumed to be engaged in a business that is regulated by this chapter and that requires a license if he advertises, solicits or holds himself out as being in the business of selling or issuing payment instruments, of receiving money for transmission or transmitting money or of converting one form of money to another form of money.
B. No person other than a corporation organized and in good standing under the laws of the state of its incorporation or, if a corporation organized under the laws of a country other than the United States and in good standing under the laws of the country of its incorporation and authorized to do business in this state, may apply for or be issued a license as provided in this chapter.
C. A person engages in business activity regulated by this chapter in this state if any of the following applies:
1. Conduct constituting any element of the regulated activity occurs in this state.
2. Conduct occurs outside this state and constitutes an attempt, offer or conspiracy to engage in the activity within this state and an act in furtherance of the attempt, offer or conspiracy occurs within this state.
3. As part of a business activity described by this section a person knowingly transmits money into this state or makes payments in this state without disclosing the identity of each person on whose behalf money was transmitted or payment was made.
6-1203. Exemptions
A. This chapter does not apply to:
1. The United States or any department or agency of the United States.
2. This state, including any political subdivision of this state.
B. This chapter does not apply to the following if engaged in the regular course of their respective businesses, except that the provisions of Article 2 of this chapter apply to:
1. A bank, financial institution holding company, credit union, savings and loan association or savings bank, whether organized under the laws of any state or the United States when the term “Money Transmitter” is used.
2. A person who engages in check cashing or foreign money exchange and engages in other activity regulated under this chapter only as an authorized delegate of a licensee acting within the scope of the contract between the authorized delegate and the licensee.
3. A person licensed pursuant to chapter 5, 6, 7 or 8 of this title, chapter 9, article 2 of this title, chapter 12.1 of this title or title 32, chapter 9.
6-1204. Application for License; Fees
A. Each application for a license shall be made in writing, under oath and in the form prescribed by the superintendent. The application shall contain at least the following:
1. Copies of the articles of incorporation for the applicant, a listing of all trade names or fictitious names used by the applicant and other information concerning the corporate status of the applicant.
2. The address of the applicant’s principal place of business, the address of each location where the applicant intends to transact business in this state, including any branch offices, and the name and address of each location of any authorized delegates.
3. For each executive officer and director of the applicant and for each executive officer and director of any controlling person, unless the controlling person is a publicly traded company on a recognized national exchange and has assets in excess of four hundred million dollars, a statement of personal history in the form prescribed by the superintendent.
4. An identification statement for each branch manager and responsible individual including all of the following:
(a) Name and any aliases or previous names used.
(b) Date and place of birth.
(c) Alien registration information, if applicable.
(d) Employment history and residence addresses for the preceding fifteen years.
(e) Social security number.
(f) Criminal convictions, excluding traffic offenses.
5. The name and address of each authorized delegate.
6. The identity of any account in any financial institution through which the applicant intends to conduct any business regulated under this chapter.
7. A financial statement audited by a licensed independent certified public accountant.
6-1205. Bond Required; Conditions; Notice; Cancellation; Substitution
A. Each application for a license shall be accompanied by and each licensee shall maintain at all times a bond executed by the licensee as principal and a surety company authorized to do business in this state as surety. The bond shall be in the amount of twenty-five thousand dollars for a licensee with five or fewer authorized delegates and locations, one hundred thousand dollars for a licensee with more than five but fewer than twenty-one authorized delegates and locations and an additional five thousand dollars for each authorized delegate and location in excess of twenty but fewer than two hundred one authorized delegates and locations, to a maximum of two hundred fifty thousand dollars and an additional five thousand dollars for each authorized delegate and location in excess of two hundred authorized delegates and locations, to a maximum of five hundred thousand dollars.
B. The bond shall be conditioned on the faithful compliance of the licensee, including its directors, officers, authorized delegates and employees, with this chapter. The bond shall be payable to any person injured by the wrongful act, default, fraud or misrepresentation of the licensee, his authorized delegates or his employees or to the state for the benefit of the person injured. Only one bond is required for any licensee irrespective of the number of officers, directors, locations, employees or authorized delegates of that licensee.
C. The bond shall remain in effect until cancelled by the surety, which cancellation may be had only after thirty days’ written notice to the superintendent. That cancellation does not affect any liability incurred or accrued during the thirty-day period.
D. In lieu of the bond prescribed in this section, an applicant for a license or a licensee may deposit with the superintendent cash or alternatives to cash acceptable to the superintendent in the amount of the required bond. Notwithstanding § 35-155, subsection E, the principal amount of the deposit shall be released only on written authorization of the superintendent or on the order of a court of competent jurisdiction. The principal amount of the deposit shall not be released to the licensee before the expiration of five years from the first occurrence of any of the following:
1. The date of substitution of a bond for a cash alternative unless the superintendent determines in his discretion that the bond constitutes adequate security for all past, present or future obligations of the licensee. After that determination, the cash alternative may be immediately released.
2. The surrender of the license.
3. The revocation of the license.
4. The expiration of the license.
E. Notwithstanding subsections A through D of this section, if the required amount of the bond is reduced, whether by change in the number of authorized delegates or locations or by legislative action, a cash deposit in lieu of that bond shall not be correspondingly reduced but shall be maintained at the higher amount until the expiration of three years from the effective date of the reduction in the required amount of that bond unless the superintendent in his discretion determines otherwise.
EXECUTION
11/27/06

6-1205.01. Net Worth Requirements
A. Each applicant for a license shall have and each licensee shall maintain at all times a net worth of at least one hundred thousand dollars, calculated according to generally accepted accounting principles.
B. Any licensee who is engaged in the business regulated under this chapter at more than one location pursuant to Section 6-1207 or through authorized delegates pursuant to Section 6-1208 shall have an additional net worth of fifty thousand dollars for each location or authorized delegate located in this state, as applicable, to a maximum of five hundred thousand dollars.
C. A licensee whose business conducts a total of more than five hundred thousand dollars in transactions that involve transmitting money in an amount of one thousand dollars or more during the preceding year shall maintain net worth in addition to the amounts required by subsections a and b of this section. The additional net worth shall be not less than ten per cent of the total of such transactions conducted in this state, calculated according to generally accepted accounting principles to a maximum of five hundred thousand dollars.
6-1206. Issuance of License; Renewal
A. On the filing of a complete application, the superintendent shall investigate the financial condition and responsibility, financial and business experience, character and general fitness of the applicant. In his discretion, the superintendent may conduct an on-site investigation of the applicant, the reasonable cost of which shall be borne by the applicant. The superintendent shall issue a license to an applicant if the superintendent finds that all of the following conditions are met:
1. The applicant has complied with §§ 6-1204, 6-1205 and 6-1205.01.
2. The competence, experience and integrity of the officers, directors and controlling persons and any proposed management personnel indicate that it would be in the interest of the public to permit such person to participate in the affairs of a licensee.
3. The applicant has paid the required license fee.
B. The superintendent shall approve or deny every application for an original license within one hundred twenty days after the date an application is complete, which period may be extended by the written consent of the applicant. The superintendent shall notify the applicant of the date on which the application is determined to be complete. In the absence of approval or denial of the application or consent to the extension of the one hundred twenty day period, the application is deemed approved and the superintendent shall issue the license effective as of the first business day after that one hundred twenty day period or any extended period.
C. A licensee shall pay a renewal fee as prescribed in § 6-126 on or before November 1 of each year. The renewal fee shall be accompanied by a renewal application in the form prescribed by the superintendent. A license for which no renewal fee and application have been received by November 1 shall be suspended. A licensee may renew a suspended license no later than December 1 of the year of expiration by paying the renewal fee plus one hundred dollars for each day the renewal fee and application were not received by the superintendent. A license expires on December 1 of each year, unless earlier renewed, surrendered or revoked. A license shall not be granted to the holder of an expired license or to an incorporator, director or officer of the holder of an expired license except on compliance with the requirements provided in this article for an original license.
6-1207. Principal and Branch Offices; Notices
A. A licensee shall designate and maintain a principal place of business for the transaction of business regulated by this chapter. If a licensee maintains one or more places of business in this state, the licensee shall designate a place of business in this state as its principal place of business for purposes of this section. The license shall specify the address of the principal place of business and shall designate a responsible individual for its principal place of business.
B. If a licensee maintains one or more locations in this state in addition to a principal place of business, and those locations are to be under the control of the licensee and not under the control of authorized delegates as prescribed in § 6-1208, the licensee shall obtain a branch office license from the superintendent for each additional location by filing an application as required by the superintendent at the time the licensee files its license application. If branch offices are added by the licensee, the licensee shall file with the superintendent an application for a branch office license with the licensee’s next quarterly fiscal report prescribed by § 6-1211. The superintendent shall issue a branch office license if the superintendent determines that the licensee has complied with the provisions of this subsection. The license shall indicate on its face the address of the branch office and shall designate a manager for each branch office to oversee that office. The superintendent may disapprove the designated manager then or at any later time if the superintendent finds that the competence, experience and integrity of the branch manager warrants disapproval. A person may be designated as the manager for more than one branch. The licensee shall submit a fee as prescribed in § 6-126 for each branch office license.
C. A licensee shall prominently display the money transmitter license in its principal place of business and the branch office license in each branch office. Each authorized delegate shall prominently display at each location a notice in a form prescribed by the superintendent that indicates that the authorized delegate is an authorized delegate of a licensee under this chapter.
D. The address of the principal place of business or any branch office is changed, the licensee shall immediately notify the superintendent of the change. The superintendent shall endorse the change of address on the license for a fee as prescribed in § 6-126.
6-1208. Authorized Delegates of Licensee; Reports
A. A licensee may conduct the business regulated under this chapter at one or more locations in this state through authorized delegates designated by the licensee.
B. Each contract between a licensee and an authorized delegate shall require the authorized delegate to operate in full compliance with the law and shall contain as an appendix a current copy of this chapter. The licensee shall provide each authorized delegate with operating policies and procedures sufficient to permit compliance by the delegate with the provisions of title 13, chapter 23 and this chapter and rules adopted pursuant to this chapter. The licensee shall promptly update the policies and procedures to permit compliance with those laws and rules.
C. An authorized delegate is not liable for any obligation imposed on its licensee by this chapter with respect to the business for which it is a delegate. On suspension or revocation of a license or the failure of a licensee to renew its license, the superintendent shall notify all delegates of the licensee who are on record with the department of the department’s action. On receipt of this notice, an authorized delegate shall immediately cease to operate as a delegate of that licensee.
6-1209. Cease and Desist Orders; Examinations
A. In addition to his authority under § 6-137, the superintendent may issue an order to cease and desist against a licensee, requiring the licensee to cease conducting its business through an authorized delegate and to take appropriate affirmative action, pursuant to § 6-137, if the superintendent finds that:
1. The authorized delegate has violated, is violating or is about to violate any applicable law or rule or order of the superintendent.
2. The authorized delegate has failed to cooperate with an examination or investigation by the superintendent or the attorney general authorized by this title.
3. The competence, experience, integrity or overall moral character of the authorized delegate or any controlling person of the authorized delegate indicates that it would not be in the interest of the public to permit that person to participate in the business regulated under this chapter.
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4. The financial condition of the authorized delegate is such that it might prejudice the interests of the public in the conduct of the business regulated under this chapter.
5. The authorized delegate has engaged, is engaging or is about to engage in any unsafe or unsound act, practice or transaction or an act, practice or transaction that constitutes a violation of this title or of any rule or order of the superintendent.
B. Any business for which a license is required by this chapter conducted by an authorized delegate outside the scope of authority conferred in the contract between the authorized delegate and the licensee is unlicensed activity. An authorized delegate of a licensee holds in trust for the benefit of the licensee all monies received from the sale or delivery of the licensee’s payment instruments or monies received for transmission. If an authorized delegate commingles any such monies with any monies or other property owned or controlled by the authorized delegate, a trust against all commingled proceeds and other monies or property owned or controlled by the authorized delegate is imposed in favor of the licensee in an amount equal to the amount of the proceeds due the licensee. C. An authorized delegate is subject to examination by the superintendent at the discretion of the superintendent. The licensee is responsible for the payment of an assessment for the examination of its authorized delegates to the extent that the examination relates to the activities conducted by the authorized delegate on behalf of the licensee. That assessment shall be made at the rate set by the superintendent for examination of an enterprise pursuant to § 6-125, subsection B, and payment of that assessment shall be made as prescribed by § 6-125.
6-1210. Suspension or Revocation of Licenses
The superintendent may suspend or revoke a license if the superintendent finds any of the following:
1. The licensee has made a material misstatement or suppressed or withheld information on an application for a license or any document required to be filed with the superintendent.
2. A fact or condition exists that, if it had existed or had been known at the time the licensee applied for its license, would have been grounds for denying the application.
3. The licensee is insolvent as defined in § 47-1201.
4. The licensee has violated any provision of title 13, chapter 23, this chapter or rules adopted pursuant to this chapter or any order of the superintendent.
5. An authorized delegate of the licensee has violated any provision of title 13, chapter 23, this chapter or rules adopted thereunder or any order of the superintendent as a result of a course of negligent failure to supervise or as a result of the willful misconduct of the licensee.
6. The licensee refuses to permit the superintendent or the attorney general to make any examination authorized by this title.
7. The licensee knowingly fails to make any report required by this chapter.
8. The licensee fails to pay a judgment entered in favor of a claimant, plaintiff or creditor in an action arising out of the licensee’s business regulated under this article within thirty days after the judgment becomes final or within thirty days after expiration or termination of a stay of execution or other stay of proceedings, whichever is later. If execution on the judgment is stayed by court order, operation of law or otherwise, proceedings to suspend or revoke the license for failure of the licensee to comply with that judgment may not be commenced by the superintendent under this subsection until thirty days after that stay.
9. The licensee has been convicted in any state of a felony or of any crime involving a breach of trust or dishonesty.
6-1211. Reports
Each licensee shall file with the superintendent within forty-five days after the end of each fiscal quarter a consolidated financial statement including a balance sheet, income and expense statements and a list of all authorized delegates, branch managers, responsible individuals and locations within this state that have been added or terminated by the licensee within the fiscal quarter. Information regarding branch managers and responsible individuals shall include the information prescribed in § 6-1204, subsection A, paragraph 4. For locations and authorized delegates, the licensee shall include the name and street address of each location and authorized delegate.
6-1212. Permissible Investments
A. Every licensee shall maintain at all times permissible investments that comply with either of the following:
1. A market value computed in accordance with generally accepted accounting principles of not less than the aggregate amount of all of its outstanding payment instruments.
2. A net carrying value computed in accordance with generally accepted accounting principles of not less than the aggregate amount of all of its outstanding payment instruments, provided the market value of these permissible investments is at least ninety-five per cent of the net carrying value.
B. Notwithstanding any other provision of this chapter, the superintendent, with respect to any particular licensee or all licensees, may limit the extent to which any class of permissible investments as defined in § 6-1201 may be considered a permissible investment, except for money and certificates of deposit. The superintendent may by rule prescribe or by order allow other types of investments which the superintendent determines to have substantially equivalent safety as other permissible investments to be considered a permissible investment under this chapter.
6-1213. Records
A. Each licensee shall keep and use in its business books, accounts and records in accordance with generally accepted accounting principles that will enable the superintendent to determine whether that licensee is complying with the provisions of this chapter. Each licensee and authorized delegate shall preserve its records for at least five years after making the final entry on any transaction. Each authorized delegate shall keep records as required by the superintendent.
B. For each authorized delegate, the licensee shall maintain records that demonstrate that the licensee conducted a reasonable background investigation of each authorized delegate. A licensee shall preserve those records for at least five years after the authorized delegate’s most recent designation by the licensee. For an authorized delegate designated after November 1, 1991, the records shall be available at all times, and for an authorized delegate designated on or before November 1, 1991, the records shall be available at all times after November 1, 1992.
C. The records of the licensee regarding the business regulated under this chapter shall be maintained at its principal place of business or, with notice to the superintendent, at another location designated by the licensee. If the records are maintained outside this state, the superintendent may require that the licensee make those records available to the superintendent at his office not more than five business days after demand. The superintendent may further require that those records be accompanied by an individual who is available to answer questions regarding those records and the business regulated under this chapter. The superintendent may require the appearance of a specific individual or may request the licensee to designate an individual knowledgeable with regard to the records and the business. The individual appearing with the records shall be available to the superintendent for up to three business days.
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D. On-site examinations of records prescribed by this chapter may be conducted in conjunction with representatives of other state agencies or agencies of another state or of the federal government as determined by the superintendent. In lieu of an on-site examination, the superintendent may accept the examination report of an agency of this state or of another state or of the federal government or a report prepared by an independent licensed certified public accountant. Joint examination or acceptance of an examination report shall not be deemed a waiver of examination assessments provided by law, and joint reports and reports accepted under this subsection are considered an official report of the department for all purposes. Information obtained by examinations prescribed by this article shall be disclosed only as provided in § 6-129.
6-1214. Liability of Licensees
Each licensee is liable for the payment of all moneys covered by payment instruments that it sells or issues in any form in this state whether directly or through an authorized delegate and whether as a maker or drawer or as money received for obligors or for transmission by any means whether or not that instrument is a negotiable instrument under the laws of this state.
6-1215. Notice of Source of Instrument; Transaction Records
A. Every payment instrument sold by a licensee directly or through an authorized delegate shall bear the name of the licensee and a unique consecutive number clearly stamped or imprinted on it.
B. For every transaction involving the receipt of money from a customer, the licensee or authorized delegate who receives the money shall maintain written records of the transaction. The records may be reduced to computer or other electronic medium. The records collectively shall contain the name of the licensee, the street address of the location where the money was received, the name and street address of the customer if reported to the licensee or authorized delegate, the approximate date of the transaction, the name or other information from which, together with other contemporaneous records, the superintendent can determine the identity of those employees of the licensee or authorized delegate who may have conducted the transaction and the amount of the transaction. The information required by this section shall be available through the licensee or authorized delegate who received the money for at least five years from the date of the transaction.
6-1216. Acquisition of control
A. A person shall not directly or indirectly acquire control of a licensee or controlling person without the prior written approval of the superintendent, except as otherwise provided by this section.
B. An application for approval to acquire control of a licensee shall be in writing in a form prescribed by the superintendent and shall be accompanied by information as the superintendent may require. The application shall be accompanied by the fee prescribed in § 6-126. The superintendent shall act on the application within one hundred twenty days after the date on which the application is complete, unless the applicant consents in writing to an extended period. An application that is not denied or approved within that period shall be deemed approved as of the first business day after the expiration of that period.
C. The superintendent shall deny the application to acquire control of a licensee if he finds that the acquisition of control is contrary to law or determines that disapproval is reasonably necessary to protect the interest of the public. In making that determination, the superintendent shall consider both of the following:
1.
Whether the financial condition of the person that seeks to control the licensee might jeopardize the financial condition of the licensee or prejudice the interests of the public in the conduct of the business regulated under this chapter.

2. Whether the competence, experience, integrity and overall moral character of the person that seeks to control the licensee, or the officers, directors and controlling persons of the person that seeks to control the licensee, indicate that it would not be in the interest of the public to permit that person to control the licensee.
D. Nothing in this section prohibits a person from negotiating or entering into agreements subject to the condition that the acquisition of control will not be effective until approval of the superintendent is obtained.
E. This section does not apply to any of the following persons or transactions:
1.	A registered dealer who acts as an underwriter or member of a selling group in a public offering of the voting securities of a licensee or controlling person of a licensee.
2. A person who acts as proxy for the sole purpose of voting at a designated meeting of the security holders of a licensee or controlling person of a licensee.
3. A person who acquires control of a licensee or controlling person of a licensee by devise or descent.
4. A person who acquires control of a licensee or controlling person as a personal representative, custodian, guardian, conservator, trustee or any other officer appointed by a court of competent jurisdiction or by operation of law.
5. A pledgee of a voting security of a licensee or controlling person who does not have the right, as pledgee, to vote that security.
6. A person or transaction that the superintendent by rule or order exempts in the public interest.
F. Before filing an application for approval to acquire control, a person may request in writing a determination from the superintendent as to whether that person will be deemed in control on consummation of a proposed transaction. If the superintendent determines in response to that request that the person will not be in control within the meaning of this chapter, the superintendent shall enter an order to that effect and the proposed transaction is not subject to the requirements of this section.
6-1217. Appointment of Superintendent as Agent for Service of Process; Forwarding of Process; Consent to Jurisdiction
A. A licensee, an authorized delegate or a person who knowingly engages in business activities that are regulated under this chapter with or without filing an application is deemed to have done both of the following:
1.	Consented to the jurisdiction of the courts of this state for all actions arising under this chapter.
2. Appointed the superintendent as his lawful agent for the purpose of accepting service of process in any action, suit or proceeding that may arise under this chapter.
B. Within three business days after service of process upon the superintendent, the superintendent shall transmit by certified mail copies of all lawful process accepted by the superintendent as an agent to that person at its last known address. Service of process shall be considered complete three business days after the superintendent deposits the copies of the documents in the United States mail.
6-1218. Prohibited Transactions
A person shall not engage in conduct requiring a license under this chapter as an authorized delegate of a principal if that principal is not licensed under this chapter. A person who does so shall be deemed to be the principal seller, issuer or actor, and not merely an authorized delegate, and is liable to the holder, remitter or customer as the principal.
6-1219. Violation; Classification
A person who refuses to permit any lawful investigation by the superintendent, a county attorney or the attorney general or who refuses to make records available to the superintendent, a county attorney or the attorney general pursuant to Section 6-1241, Subsection H is guilty of a class 6 felony.
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6-1241. Reports to the Attorney General; Violation; Classification
A. Within thirty days after any transaction or series or pattern of transactions that is conducted or attempted by, at or through the business and that involves or aggregates five thousand dollars or more in funds or other assets, each licensee and authorized delegate of a licensee and each money transmitter shall file with the attorney general’s office in a form prescribed by the attorney general a report of the transaction or series or pattern of transactions if the licensee, authorized delegate or money transmitter knows, suspects or has reason to suspect that the activity either:
1. Involves funds that are derived from illegal activities, is intended or conducted in order to hide or disguise funds or other assets that are derived from illegal activities, including, without limitation, the ownership, nature, source, location or control of the funds or other assets, as part of a plan to violate or evade any law or regulation or to avoid any transaction reporting requirement under this chapter or may constitute a possible money laundering violation under Section 13-2317 or other racketeering violation as defined in Section 13-2301.
2. Has no business or apparent lawful purpose or is not the sort of activity in which the particular customer would normally be expected to engage and the licensee, authorized delegate or money transmitter knows of no reasonable explanation for the activity after examining the available facts, including the background and possible purpose of the activity.
B. A licensee, authorized delegate or money transmitter that is required to file a report regarding business conducted in this state pursuant to the Currency and Foreign Transactions Reporting Act (31 United States Code Sections 5311 through 5326, including any special measures that are established under 31 United States Code Section 5318a, and 31 Code of Federal Regulations Part 103 or 12 Code of Federal Regulations Section 21.11) shall file a duplicate of that report with the attorney general.
C. All persons who are engaged in a trade or business and who receive more than ten thousand dollars in money in one transaction or who receive more than ten thousand dollars in money through two or more related transactions shall complete and file with the attorney general the information required by 31 United States Code Section 5331 and the Federal Regulations relating to this Section concerning reports relating to cash received in trade or business.
D. A licensee, authorized delegate or money transmitter that is regulated under the Currency and Foreign Transactions Reporting Act (31 United States Code Section 5325 and 31 Code of Federal Regulations part 103) and that is required to make available prescribed records to the secretary of the United States department of treasury on request at any time shall follow the same prescribed procedures and create and maintain the same prescribed records relating to each transaction.
E. In addition to the requirements under subsection d of this Section and in connection with each transaction that involves transmitting money in an amount of one thousand dollars or more, whether sending or receiving, a licensee or, for transactions conducted through an authorized delegate, an authorized delegate shall retain a record of each of the following:
1. The name and social security or taxpayer identification number, if any, of the individual presenting the transaction and the person and the entity on whose behalf the transaction is to be effected.
2. The type and number of the customer’s verified photographic identification, as described in 31 Code of Federal Regulations Section 103.28.
3. The customer’s current occupation.
4. The customer’s current residential address.
5. The customer’s signature.
F. Subsection e of this Section does not apply to transactions by which the licensee’s customer is making a bill payment either to a commercial creditor pursuant to a contract between the licensee and the commercial creditor or to a utility company.
G. Each licensee shall create records that reflect the provision of updated operating policies and procedures pursuant to Section 6-1208, subsection b and of instruction that promotes compliance with this chapter, title 13, chapter 23 and 31 United States Code Section 5318, including the identification of the provider and the material and instruction that was provided.
H. On request of the attorney general, a county attorney or the superintendent, a licensee, authorized delegate or money transmitter shall make any records that are created pursuant to this Section available to the attorney general, a county attorney or the superintendent at any time.
I. A licensee or, for transactions conducted through an authorized delegate, an authorized delegate shall maintain any customer identification records that are created pursuant to subsection e of this Section for three years. After three years, the licensee or, for transactions conducted through an authorized delegate, the authorized delegate shall deliver the customer identification records to the attorney general. The attorney general shall make the records available on request to the superintendent or a county attorney but shall not otherwise distribute the customer identification records without a court order. The customer identification records shall not be used for any purpose other than for criminal and civil prosecution and the prevention and detection of fraud and other criminal conduct.
J. If the superintendent or the Attorney General finds that reasonable grounds exist for requiring additional record keeping and reporting in order to carry out the purposes of this chapter and to prevent the evasion of this chapter, the superintendent or the Attorney General may:
1. Issue an order requiring any group of licensees, authorized delegates or money transmitters in a geographic area to do any of the following:
(a) Obtain information regarding transactions that involve total dollar amounts or denominations of five hundred dollars or more, including the names of any persons participating in those transactions.
(b) Maintain records of that information for at least five years and make those records available to the attorney general and the superintendent.
(c) File a report with the attorney general and the superintendent regarding any transaction in the manner prescribed in the superintendent’s order.
2. Issue an order exempting any group of licensees or authorized delegates from the requirements of subsection e of this Section based on the geographic area, the volume of business conducted, the record of compliance with the reporting requirements of this chapter and other objective criteria.
K. An order issued pursuant to subsection J of this Section is not effective for more than one hundred eighty days unless renewed after finding that reasonable grounds exist for continuation of the order.
L. The timely filing of a report required by this Section with the appropriate federal agency shall be deemed compliance with the reporting requirements of this section, unless the attorney general has notified the superintendent that reports of that type are not regularly and comprehensively transmitted by that federal agency to the attorney general.
M. This chapter does not preclude a licensee, authorized delegate, money transmitter, financial institution or person engaged in a trade or business from instituting contact with and disclosing customer financial records to appropriate state or local law enforcement agencies if the licensee, authorized delegate, money transmitter, financial institution or person has information that may be relevant to a possible violation of any criminal statute or to the evasion or attempted evasion of any reporting requirement of this chapter.
N. A licensee, authorized delegate, money transmitter, financial institution, person engaged in a trade or business or director, officer, employee, agent or authorized delegate of any of them that keeps or files a record as prescribed by this Section, that communicates or discloses information or records under subsection M of this Section or that requires another to make any such disclosure is not liable to any person under any law or rule of this State or any political subdivision of this state or under any contract or other legally enforceable agreement, including any arbitration agreement, for the disclosure or for the failure to provide notice of the disclosure to the person who is the subject of the disclosure or to any other person who is identified in the disclosure this subsection shall be construed to be consistent with 31 United States Code Section 5318 (g)(3).
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O. The attorney general may report any possible violations indicated by analysis of the reports required by this chapter to any appropriate law enforcement agency for use in the proper discharge of its official duties. If an officer or employee of this state or any political subdivision of this state receives a report pursuant to 31 United States Code Section 5318(g), the report shall be disclosed only as provided in 31 United States Code Section 5318(g). A person who releases information received pursuant to this subsection except in the proper discharge of official duties is guilty of a class 2 misdemeanor.
P. The requirements of this Section shall be construed to be consistent with the requirements of the currency and foreign transactions reporting act, 31 United States Code Sections 5311 through 5326 and Federal Regulations prescribed under those sections unless the context otherwise requires.
6-1242. Investigations
A. The attorney general may conduct investigations within or outside this state to determine if a licensee, authorized delegate, money transmitter, financial institution or person engaged in a trade or business has failed to file a report required by this article or has engaged or is engaging in an act, practice or transaction that constitutes a money laundering violation as provided in § 13-2317.
B. On request of the attorney general, all licensees, authorized delegates, money transmitters and financial institutions shall make their books and records available to the attorney general during normal business hours for inspection and examination in connection with an investigation pursuant to this section.

AGENT:

Signature:

Name:

Title:

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